Exhibit 99.1

Pinnacle Airlines Corp. Announces Operating Results for Second Quarter 2011

MEMPHIS, TN – August 4, 2011 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported financial results for the second quarter of 2011.  Highlights include the following:

▪	Net loss and net loss per share for the second quarter of 2011 were $2.4 million and $0.13, respectively.

▪
The Company’s new pilot contract with the Air Line Pilots Association (“ALPA”), effective February 2011, increased pilot compensation and benefits and caused an increase in pilot-related expenses of $5.7 million for the quarter, as compared to the same period in 2010.  Second quarter 2011 results exclude rate increases under the Company’s contracts with Delta.  These rate increases, which the Company expects to begin receiving in mid-2012, are structured to capture the increase in pilot wage rates associated with the new ALPA contract.  (See further discussion below.)

▪
Scheduling changes by the Company’s code-share partners triggered a reallocation of pilots, which resulted in an increase of $3.8 million in certain crew-related expenses during the quarter, as compared to the same period in 2010.  These crew-related expenses include premium pay, hiring, training, and crew overnight accommodations.  The Company also experienced an increase of $2.5 million in operating performance penalties over the second quarter of 2010, which was primarily a result of this crew reallocation.  The Company has been working proactively with its partners to evaluate more optimal network schedules, has adjusted near-term block hour production and has been increasing its pilot staffing levels to address this issue.

▪	The 35% year-over-year increase in the price per gallon of aircraft fuel negatively impacted Colgan’s Pro-Rate operations by $2.1 million during the second quarter of 2011.

▪	The Company recorded $0.5 million during the second quarter of 2011 for integration, severance, and contract implementation costs.

▪
In June 2011, the Company completed a sale-leaseback transaction that resulted in the sale of two Q400 aircraft, which the Company had previously acquired in March 2011.  The proceeds of the sale were used to settle long-term debt and accrued interest of $35.8 million and resulted in net cash proceeds of $5.8 million.

▪
During the second quarter of 2011, the Company modified its spare parts financing agreement with C.I.T. Leasing and funded by CIT Bank to increase its financing to $37 million and to extend the maturity date through December 2015.  The Company received net cash proceeds of $13.4 million as a result of the amendment.

▪	The Company ended the quarter with cash and cash equivalents of $89 million.

“I would like to thank the nearly 8,000 aviation professionals within Pinnacle Airlines Corp. whose efforts are greatly appreciated during a very difficult operating quarter,” said Sean Menke, the Company’s President and Chief Executive Officer.  “Since joining the Company over a month ago, I have learned that we have a significant amount of work to do to accomplish the objectives related to the numerous projects currently on the table.  Over the next several months, our focus will be on taking further steps to improve our operational reliability, implementing our integrated pilot seniority list recently agreed upon with our pilots, successfully completing our corporate headquarters relocation, and most importantly, continuing on the path to integrate all facets of our three airlines into two separate operating certificates.  Successful completion of these projects, among others, will lead to operational efficiencies and cost synergies.  I look forward to working with our outstanding employees to achieve our goals and position us for sustainable profitability and growth.”

The Company’s operating agreements with Delta Air Lines, Inc. (“Delta”) provide for an increase to revenue in 2012 based on changes in the Company’s pilot labor costs after integrating the pilot groups and regional jet operations of the Company’s operating subsidiaries. This increase will come in the form of a one-time payment to the Company in mid-2012 tied to pilot labor and training costs during the integration process (as measured over the previous 12 months), and a prospective rate increase based on the Company’s pilot labor costs after integration is complete.  Management currently estimates that the one-time payment to be received in 2012 could be as much as $18-$20 million, and the prospective rate increase to be received post-integration could be as much as $14-$17 million annually.  While the Company is not recording this expected revenue increase in 2011 under generally accepted accounting principles, management expects a substantial increase in both revenue and operating income in 2012.

Second Quarter 2011 Financial and Operating Results

During the second quarter of 2011, the Company completed 211,411 block hours and 137,227 departures, increases of 50% and 41%, respectively, over the same period in 2010.  The increases are mainly attributable to the Company’s acquisition of Mesaba on July 1, 2010, as well as the delivery of 15 Q400s since July 2010.

The Company recorded consolidated operating revenue during the second quarter of 2011 of $320.1 million, an increase of $101.4 million, over the same period in 2010.  The increase in operating revenue was mainly attributable to the acquisition of Mesaba, which contributed additional revenue of $73.3 million, as well as growth from the Company’s Q400 operations with United Airlines (“United”).

Pinnacle Airlines, Inc. (“Pinnacle”) reported second quarter 2011 operating income and an operating margin of $2.9 million and 1.8%, decreases of $12.9 million and 8.3 points, respectively, from the second quarter of 2010.  Pinnacle’s financial results were negatively impacted by an increase in pilot wage rates related to the new labor agreement with ALPA and an increase in crew related expenses resulting from scheduling changes by Delta, which resulted in the reallocation of flight crews.

Mesaba reported operating income and an operating margin of $1.8 million and 2.4%, respectively, during the second quarter of 2011.  Mesaba’s financial results were favorably impacted by the final determination with Delta of the rate reset adjustment associated with pilot and mechanic wage rates under the Saab capacity purchase agreement.  During the second quarter of 2011, Mesaba recognized $0.8 million in additional revenue as a result of the rate adjustment, of which $0.4 million pertained to the first quarter of 2011.  These favorable results were offset by increased pilot labor costs under the new ALPA pilot contract.

Colgan Air, Inc. (“Colgan”) reported operating income and an operating margin of $6.1 million and 7.4%, an improvement of $2.2 million and 1.2 points, respectively, from the second quarter of 2010.  The increase in operating margin was mainly attributable to the growth of Q400 operations with United, partially offset by increased pilot labor costs under the new ALPA pilot contract.  The improved operating results were also negatively impacted by a 35% year-over-year increase in the price per gallon of aircraft fuel.

Net nonoperating expense was $11.9 million for the second quarter of 2011, as compared to net nonoperating expense of $10.0 million for the same period in 2010.

Cash and Cash Equivalents

The Company ended the quarter with $88.7 million in unrestricted cash and cash equivalents.  The Company generated $12.4 million in cash from operating activities during the second quarter of 2011.  Net cash provided by investing activities during the second quarter of 2011 was $3.4 million, primarily related to $5.8 million received in the sale-leaseback of two Q400s and $1.4 million in proceeds from redemptions of call options on auction rate securities, which were partially offset by $3.8 million cash outflows on capital expenditures.  Net cash used in financing activities during the second quarter of 2011 totaled $6.6 million, primarily related to the $3.0 million repayment on the short-term credit facility associated with the Q400 aircraft delivery during the quarter and $17.0 million of regular scheduled payments on debt obligations and capital leases.  These financing outflows were partially offset by $13.4 million in net proceeds from the amendment of the Company’s spare parts loan.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,700 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc. flying as Delta Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 84 turboprops on more than 1,500 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports. Visit www.pncl.com for more information.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating revenues
Regional airline services	$314,722	$214,844	$608,140	$420,333
Other	5,388	3,876	10,153	6,467
Total operating revenues	320,110	218,720	618,293	426,800
Operating expenses
Salaries, wages and benefits	110,357	60,222	211,577	119,898
Aircraft rentals	34,491	30,004	68,533	60,055
Ground handling services	29,891	22,921	57,810	47,763
Aircraft maintenance, materials and repairs	41,927	27,747	81,800	55,067
Other rentals and landing fees	26,594	17,411	51,512	33,323
Aircraft fuel	10,871	6,727	18,182	12,420
Commissions and passenger related expense	6,894	5,194	12,519	9,624
Depreciation and amortization	12,838	8,793	25,271	17,634
Integration, severance, and contract implementation expenses	518	-	6,352	-
Other	35,420	19,932	68,149	38,551
Total operating expenses	309,801	198,951	601,705	394,335
Operating income	10,309	19,769	16,588	32,465
Nonoperating (expense) income
Interest expense, net	(13,274)	(8,810)	(25,762)	(18,601)
Miscellaneous income (expense), net	1,397	(1,231)	1,997	(1,279)
Total nonoperating expense	(11,877)	(10,041)	(23,765)	(19,880)
(Loss) income before income taxes	(1,568)	9,728	(7,177)	12,585
Income tax (expense) benefit	(799)	(3,841)	1,833	(5,006)
Net (loss) income	$(2,367)	$5,887	$(5,344)	$7,579

Basic (loss) earnings per share	$(0.13)	$0.32	$(0.29)	$0.42
Diluted (loss) earnings per share	$(0.13)	$0.32	$(0.29)	$0.41

Shares used in computing basic (loss) earnings per share	18,484	18,137	18,429	18,112
Shares used in computing diluted (loss) earnings per share	18,484	18,449	18,429	18,454

Pinnacle Airlines Corp.
Consolidated Operating Statistics (Unaudited)

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	2011	2010	% Change(1)	2011	2010	% Change(1)
Revenue passengers (in thousands)	5,326	3,432	55%	9,712	6,442	51%
Revenue passenger miles (“RPMs”) (in thousands)	2,324,416	1,345,240	73%	4,277,923	2,539,193	68%
Available seat miles (“ASMs”) (in thousands)	3,018,173	1,823,951	65%	5,872,734	3,524,784	67%
Block hours	211,411	141,165	50%	414,479	275,884	50%
Departures	137,227	97,266	41%	264,851	187,929	41%
Passenger load factor	77.0%	73.8%	3.2 pts.	72.8%	72.0%	0.8 pts.
Average daily utilization (block hours)	8.06	8.16	(1)%	8.02	8.02	0%
Average stage length (miles)	414	372	11%	419	373	12%

(1)
The increase in operations over the three and six months ended June 30, 2010 is mainly attributable to the Company’s acquisition of Mesaba on July 1, 2010 and the Company’s delivery of 15 Q400s since July 2010.